SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL GROWTH FUND, INC.
                            HELD SEPTEMBER 16, 1997

1.   Election of the Board of Directors.

                            For              Withheld

    Davis                8,394,071            142,382
    Ehrle                8,364,573            171,880
    Ferguson             8,391,825            144,628
    Gilbert              8,396,290            140,163
    Griswell             8,397,219            139,234
    Jones                8,394,289            142,164
    Keller               8,390,043            146,410
    Lukavsky             8,376,195            160,258
    Peebler              8,380,317            156,137

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

          8,339,898           49,400                147,155

3. Approval of change of fund structure. Name changed to Principal Variable Contract Fund, Inc. Growth Account effective 1/1/98.

          In Favor            Opposed               Abstain

          8,024,781           232,565               279,107